EXHIBIT 99.1

Yelp's Strong Advertiser Demand Drove Record Net Revenue in the Second Quarter 2022

Second quarter Net revenue increased by 16% year over year to $299 million, resulting in Net income of $8 million

Adjusted EBITDA increased to $67 million

Raises full-year outlook to $1.18 billion to $1.20 billion of Net revenue and $265 million to $285 million of Adjusted EBITDA1

SAN FRANCISCO--(BUSINESS WIRE)--August 4, 2022--Yelp Inc. (NYSE: YELP), the company that connects people with great local businesses, today posted its financial results for the second quarter ended June 30, 2022 in the Q2 2022 Shareholder Letter available on its Investor Relations website at www.yelp-ir.com.

“We delivered another strong quarter driven by the consistent execution of our team and our product-led strategy to connect advertisers with our high-intent audience,” said Jeremy Stoppelman, Yelp co-founder and chief executive officer. “Our determined efforts led us to record highs in Net revenue and Paying advertising locations in the second quarter. As we continue to invest in our strategic initiatives, I remain confident in our ability to drive profitable growth over the long term.”

“The reach and power of our owned and operated ad platform, combined with the execution of our strategic plan, contributed to our strong performance in the second quarter,” said David Schwarzbach, Yelp’s chief financial officer. “We were particularly pleased by advertiser demand in our Services categories, which once again drove record Advertising revenue. With revenue from our Self-serve and Multi-location channels now comprising 49% of total Ad revenue, it’s clear our strategy is working.”

1 Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see “Non-GAAP Financial Measures” below.

Quarterly Conference Call
Yelp will host a live Q&A session today at 2:00 p.m. Pacific Time to discuss the second quarter financial results and outlook for the third quarter of and full year 2022. The webcast of the Q&A can be accessed on the Yelp Investor Relations website at www.yelp-ir.com. A replay of the webcast will be available at the same website.
About Yelp
Yelp Inc. (www.yelp.com) connects people with great local businesses. With trusted local business information, photos, and review content, Yelp provides a one-stop local platform for consumers to discover, connect, and transact with local businesses of all sizes by making it easy to request a quote, join a waitlist, and make a reservation, appointment, or purchase. Yelp was founded in San Francisco in July 2004.
Yelp intends to make future announcements of material financial and other information through its Investor Relations website. Yelp will also, from time to time, disclose this information through press releases, filings with the Securities and Exchange Commission, conference calls, or webcasts, as required by applicable law.

Forward-Looking Statements
This press release contains forward-looking statements relating to, among other things, Yelp’s future performance, its investment plans, and its ability to drive profitable growth over the long term, that are based on its current expectations, forecasts, and assumptions that involve risks and uncertainties.
Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

•adverse macroeconomic conditions and their impact on consumer behavior and advertiser spending;
•fluctuations in the number of COVID-19 cases and the spread of COVID-19 variants, the vaccination rate in the United States, and any reimposition of COVID-19-related public health restrictions;
•Yelp’s ability to maintain and expand its base of advertisers, particularly as many businesses continue to face macroeconomic challenges, including labor and supply chain difficulties;
•Yelp’s ability to continue to operate effectively with a primarily remote work force and attract and retain key talent;
•Yelp’s limited operating history in an evolving industry; and
•Yelp’s ability to generate and maintain sufficient high-quality content from its users.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp’s business, operating results and stock price included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at www.yelp-ir.com or the SEC’s website at www.sec.gov.

Investor Relations Contact:
Kate Krieger
ir@yelp.com

Press Contact:
Amber Albrecht
press@yelp.com

YELP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$421,162	$479,783
Accounts receivable, net	124,690	107,358
Prepaid expenses and other current assets	65,334	57,536
Total current assets	611,186	644,677
Property, equipment and software, net	82,212	83,857
Operating lease right-of-use assets	122,698	140,785
Goodwill	101,526	105,128
Intangibles, net	9,679	10,673
Restricted cash	1,052	858
Other non-current assets	94,815	64,550
Total assets	$1,023,168	$1,050,528

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$132,688	$119,620
Operating lease liabilities — current	41,177	40,237
Deferred revenue	6,141	4,156
Total current liabilities	180,006	164,013
Operating lease liabilities — long-term	105,809	127,979
Other long-term liabilities	18,749	7,218
Total liabilities	304,564	299,210

Stockholders' equity:
Common stock	—	—
Additional paid-in capital	1,587,337	1,522,572
Treasury stock	(3,138)	—
Accumulated other comprehensive loss	(15,657)	(11,090)
Accumulated deficit	(849,938)	(760,164)
Total stockholders' equity	718,604	751,318
Total liabilities and stockholders' equity	$1,023,168	$1,050,528

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net revenue	$298,884	$257,188	$575,512	$489,284

Costs and expenses:
Cost of revenue (1)	26,988	17,993	50,417	32,867
Sales and marketing (1)	129,412	113,641	255,509	226,550
Product development (1)	76,848	68,695	157,533	136,687
General and administrative (1)	38,377	45,095	77,760	76,956
Depreciation and amortization	11,258	12,833	22,748	25,916
Restructuring	—	12	—	32
Total costs and expenses	282,883	258,269	563,967	499,008
Income (loss) from operations	16,001	(1,081)	11,545	(9,724)
Other income, net	1,327	542	2,256	1,247
Income (loss) before income taxes	17,328	(539)	13,801	(8,477)
Provision for (benefit from) income taxes	9,319	(4,751)	6,707	(6,893)
Net income (loss) attributable to common stockholders	$8,009	$4,212	$7,094	$(1,584)

Net income (loss) per share attributable to common stockholders
Basic	$0.11	$0.06	$0.10	$(0.02)
Diluted	$0.11	$0.05	$0.10	$(0.02)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders
Basic	71,217	74,807	71,427	75,025
Diluted	72,835	78,983	73,572	75,025

(1) Includes stock-based compensation expense as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost of revenue	$1,248	$1,094	$2,553	$2,202
Sales and marketing	8,200	8,441	16,855	16,838
Product development	22,304	20,674	45,429	41,427
General and administrative	8,309	10,650	16,284	19,637
Total stock-based compensation	$40,061	$40,859	$81,121	$80,104

YELP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating Activities
Net income (loss)	$7,094	$(1,584)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	22,748	25,916
Provision for doubtful accounts	12,676	7,240
Stock-based compensation	81,121	80,104
Noncash lease cost	16,870	20,712
Deferred income taxes	(24,114)	(7,755)
Amortization of deferred cost	8,413	6,881
Asset impairment	—	11,164
Other adjustments, net	717	386
Changes in operating assets and liabilities:
Accounts receivable	(30,014)	(20,382)
Prepaid expenses and other assets	(22,149)	(6,793)
Operating lease liabilities	(19,813)	(22,489)
Accounts payable, accrued liabilities and other liabilities	24,683	15,707
Net cash provided by operating activities	78,232	109,107

Investing Activities
Purchases of property, equipment and software	(14,498)	(13,286)
Other investing activities	19	90
Net cash used in investing activities	(14,479)	(13,196)

Financing Activities
Proceeds from issuance of common stock for employee stock-based plans	11,026	15,587
Taxes paid related to the net share settlement of equity awards	(32,046)	(34,824)
Repurchases of common stock	(100,006)	(114,157)
Net cash used in financing activities	(121,026)	(133,394)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1,154)	197

Change in cash, cash equivalents and restricted cash	(58,427)	(37,286)
Cash, cash equivalents and restricted cash — Beginning of period	480,641	596,540
Cash, cash equivalents and restricted cash — End of period	$422,214	$559,254

Non-GAAP Financial Measures
This press release and statements made during the above referenced webcast may include information relating to Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; and, in certain periods, certain other income and expense items, such as restructuring costs and impairment charges. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

Adjusted EBITDA, which is not prepared under any comprehensive set of accounting rules or principles, has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of Yelp’s financial results as reported in accordance with generally accepted accounting principles in the United States (“GAAP”). In particular, Adjusted EBITDA should not be viewed as a substitute for, or superior to, net income (loss) prepared in accordance with GAAP as a measure of profitability or liquidity. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
•Adjusted EBITDA does not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to Yelp;
•Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as restructuring costs and impairment charges; and
•other companies, including those in Yelp’s industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, net income (loss) and Yelp’s other GAAP results.

The following is a reconciliation of net income (loss) to Adjusted EBITDA, as well as the calculation of net income (loss) margin and Adjusted EBITDA margin, for each of the periods indicated (in thousands, except percentages; unaudited):

	Three Months Ended			Six Months Ended
	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$8,009	$(915)	$4,212	$7,094	$(1,584)
Provision for (benefit from) income taxes	9,319	(2,612)	(4,751)	6,707	(6,893)
Other income, net	(1,327)	(929)	(542)	(2,256)	(1,247)
Depreciation and amortization	11,258	11,490	12,833	22,748	25,916
Stock-based compensation	40,061	41,060	40,859	81,121	80,104
Restructuring	—	—	12	—	32
Asset impairment(1)	—	—	11,164	—	11,164
Adjusted EBITDA	$67,320	$48,094	$63,787	$115,414	$107,492

Net revenue	$298,884	$276,628	$257,188	$575,512	$489,284
Net income (loss) margin	3%	—%	2%	1%	—%
Adjusted EBITDA margin	23%	17%	25%	20%	22%
(1) Recorded within general and administrative expenses on our Condensed Consolidated Statements of Operations.